As filed with the Securities and Exchange Commission on February 26, 2015

Registration No. 333-191106

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
Post-Effective Amendment No. 2
to
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
Hines Global REIT II, Inc.
(Exact name of registrant as specified in governing instruments)
 __________________________________

2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121	Sherri W. Schugart 2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121
(Address, including zip code, and telephone number, including, area code, of principal executive offices)	(Name and address, including zip code, and telephone number, including area code, of agent for service)
 __________________________________
With copies to:
Judith D. Fryer, Esq.
Alice L. Connaughton, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200
 __________________________________
Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-191106

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
__________________________________

Explanatory Note
This Post-Effective Amendment No. 2 to the Registration Statement (Registration No. 333-191106) of Hines Global REIT II, Inc. is filed pursuant to Section 462(d) of the Securities Act of 1933, as amended, solely to file exhibits on Form S-11 not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.        Financial Statements and Exhibits

(b) Exhibits:    The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
8.1	Opinion of Greenberg Traurig, LLP as to tax matters
23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on February 26, 2015.

HINES GLOBAL REIT II, INC.
By:	/S/ SHERRI W. SCHUGART
Sherri W. Schugart President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	February 26, 2015
Jeffrey C. Hines

/S/ SHERRI W. SCHUGART	President and Chief Executive Officer	February 26, 2015
Sherri W. Schugart	(Principal Executive Officer)

*	Chief Financial Officer and Secretary	February 26, 2015
Ryan T. Sims	(Principal Financial Officer)

/S/ J. SHEA MORGENROTH	Chief Accounting Officer and Treasurer	February 26, 2015
J. Shea Morgenroth	(Principal Accounting Officer)

*	Director	February 26, 2015
Charles M. Baughn

*	Director	February 26, 2015
Humberto Cabañas

*	Director	February 26, 2015
Dougal A. Cameron

*	Director	February 26, 2015
John O. Niemann, Jr.

By:	/S/ J. SHEA MORGENROTH
J. Shea Morgenroth, as attorney-in-fact